Exhibit 99.1

FOR IMMEDIATE RELEASE

November 9, 2006

MICRONETICS REPORTS SECOND QUARTER RESULTS

Hudson, NH — (BUSINESS WIRE) – November 9, 2006 — Micronetics, Inc. (NASDAQ:NOIZ) today reported results for its second quarter ended September 30, 2006.

Net sales were $5,061,326 for the three months ended September 30, 2006, a decrease of $1,896,739 or 27% as compared to $6,958,065 for the three months ended September 30, 2005. The decrease in net sales was primarily attributable to a $1.5 million decrease in net sales of high-powered amplifiers to the commercial market.

For the three months ended September 30, 2006, the Company reported net income of $41,280 or $0.01 per diluted share, as compared to net income of $615,001 or $0.14 per diluted share for the three months ended September 30, 2005. Net income for the three months ended September 30, 2006 includes $140,220 in non-cash stock-based compensation expense, net of income taxes, or $0.03 per diluted share, resulting from the application of SFAS 123(R) in the quarter.

David Robbins, Micronetics’ President and CEO, stated, “Although sales of our high power amplifiers decreased in the last quarter, we continue to see evidence that our high power amplifier technologies are key components in the wide scale deployment of fixed and mobile broadband platforms, including WIMAX and TD-CDMA. We believe we are well-positioned to respond to the emerging and changing needs of this high growth marketplace over the next several years.”

Backlog grew from $8.2 million at June 30, 2006 to $10.4 million at September 30, 2006, and bookings increased from $4.0 million in Q1 to $7.3 million in Q2.

Net sales were $11,867,764 for the six months ended September 30, 2006, an increase of $968,567 or 9% as compared to $10,899,197 for the six months ended September 30, 2005. The increase in net sales was primarily attributable to the inclusion of net sales of Stealth Microwave, Inc. for the full six months of fiscal 2007.

For the six months ended September 30, 2006, the Company reported net income of $589,553 or $0.12 per diluted share, as compared to net income of $934,700 or $0.21 per diluted share for the six months ended September 30, 2005. Net income for the six months ended September 30, 2006 includes $280,746 in non-cash stock-based compensation expense, net of income taxes, or $0.06 per diluted share, resulting from the application of SFAS 123(R) as of April 1, 2006.

Robbins continued, “The quality of our technology and breadth of its application are being confirmed by a steady influx of new customer orders. We are continuing to invest in our core technologies and see significant opportunities for growth in the defense marketplace, especially in the IED jamming area. We plan to leverage our high performance commercial components for this application.”

Micronetics manufactures microwave and radio frequency (RF) components and integrated subassemblies used in a variety of defense, aerospace and commercial applications. Micronetics also manufactures and designs test equipment and components that test the strength, durability and integrity of communication signals in communications equipment. Micronetics serves a diverse customer base, including Aerosat, Airspan, BAE Systems, Boeing, EADS, General Dynamics, Harris, IPWireless, ITT, L-3 Communications, Lockheed Martin, Northrop Grumman, Qualcomm, Raytheon, Teradyne, Tektronix, Thales and UTStarcom. Additional information can be found on our website at www.micronetics.com.

Some of the statements contained in this news release are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, including but not limited to reductions in spending by certain of our customers, our ability to operate and integrate acquired companies, our ability to manage our growth, disruptions in supply or production, increased levels of debt, our ability to protect our proprietary information, future economic conditions in our industry and generally, as well as other factors. The information in this release should be reviewed in conjunction with Micronetics’ Annual Report for its fiscal year ended March 31, 2006.

INCOME STATEMENT DATA

($000s omitted except per share data)

	Three Months Ended September 30,
	2006	2005
Net sales	5,061	6,958
Gross profit	1,748	3,196
Research and development	225	149
Selling, general and administrative expenses	1,137	1,696
Amortization of intangibles	178	246
Other (expense) income	(52)	(71)
Income before income taxes	156	1,034
Provision for income taxes	115	419
Net income	41	615

Net income per common share:
Basic	.01	.14
Diluted	.01	.14

Weighted average shares Outstanding:
Basic	4,642	4,441
Diluted	4,808	4,532

	Six Months Ended September 30,
	2006	2005
Net sales	11,868	10,899
Gross profit	4,784	4,787
Research and development	412	260
Selling, general and administrative expenses	2,836	2,586
Amortization of intangibles	357	301
Other (expense) income	(109)	(86)
Income before income taxes	1,070	1,554
Provision for income taxes	481	619
Net income	589	935

Net income per common share:
Basic	.13	.21
Diluted	.12	.21

Weighted average shares Outstanding:
Basic	4,627	4,427
Diluted	4,884	4,517

Contact

David Robbins, President

Micronetics, Inc.

(603) 883-2900